Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction to Unaudited Pro Forma Condensed Combined Financial Statements

On January 10, 2007 the (“Effective Date”), SunPower Corporation (“SunPower” or the “Company”) completed the previously announced merger transaction (the “Merger”) involving the Company, Pluto Acquisition Company LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Sub”) and PowerLight Corporation, a California corporation (“PowerLight”). As a result of the Merger, PowerLight has become a wholly owned subsidiary of SunPower.

Upon the completion of the Merger, all of the outstanding shares of PowerLight, and a portion of each vested option to purchase shares of PowerLight, were cancelled, and all of the outstanding options to purchase shares of PowerLight (other than the portion of each vested option that was cancelled) were assumed by the Company in exchange for aggregate consideration of (i) approximately $120.7 million in cash plus (ii) a total of 5,708,723 shares of the Company’s class A common stock, inclusive of (a) 1,601,839 shares of the Company’s class A common stock which may be issued upon the exercise of assumed vested and unvested PowerLight stock options, which options vest on the same schedule as the assumed PowerLight stock options, and (b) 1,145,643 shares of the Company’s class A common stock issued to employees of the PowerLight business in connection with the Merger which, along with 530,238 of the shares issuable upon exercise of assumed PowerLight stock options, are subject to certain transfer restrictions and a repurchase option by the Company, both of which lapse over a two-year period under the terms of certain equity restriction agreements. The Company under the terms of the Merger agreement also issued an additional 204,623 shares of restricted class A common stock to certain employees of the PowerLight business, which shares are subject to certain transfer restrictions which will lapse over 4 years.

On June 13, 2007, the Company formally adopted the entity name SunPower Corporation, Systems (“SP Systems”) to replace the entity name PowerLight in an effort to eliminate confusion concerning the Company’s name and to capitalize on the recognition and reputation for quality under the SunPower name.

The Company’s fiscal year consists of 52 or 53 weeks ending the Sunday closest to December 31, with quarters of 13 or 14 weeks ending the Sunday closest to March 31, June 30 and September 30 of each year. The following unaudited pro forma condensed combined statements of operations give effect to the Merger as if it had been completed at the beginning of the fiscal period on January 2, 2006 and January 1, 2007. The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2006 combines SunPower’s and SP Systems’ respective historical consolidated statements of operations for their 2006 fiscal year. The following unaudited pro forma condensed combined statement of operations for the three months ended April 1, 2007 combines SunPower’s historical consolidated statements of operations for the three months then ended and historical consolidated statements of operations of SP Systems for the period from January 1, 2007 to January 9, 2007.

The Merger was accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards, or SFAS, No. 141, Business Combinations. Under the purchase method of accounting, the total purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, was allocated to the net tangible and intangible assets based on their estimated fair values as of the Effective Date. The purchase price has been allocated based on management’s best estimates. The fair value of the Company’s common stock issued was determined based on the average closing prices for a range of trading days around the announcement date (November 15, 2006) of the transaction. The fair value of stock options assumed was estimated using the Black-Scholes model with the following assumptions: volatility of 90%, expected life ranging from 2.7 years to 6.3 years, and risk-free interest rate of 4.6%.

The unaudited pro forma condensed combined financial statements are based on the estimates and assumptions and have been made solely for purposes of developing such pro forma information. They do not include liabilities that may result from integration activities which are not presently estimable. Management is in the process of making these assessments, and estimates of these costs are not currently known. However, liabilities ultimately may be recorded for severance costs, costs of vacating some facilities or other costs associated with exiting activities of SP Systems that would affect the pro forma financial statements. In addition, the pro forma condensed combined financial statements do not include any potential operating efficiencies or cost savings from expected synergies of combining the companies. The unaudited pro forma condensed combined financial statements are not necessarily an indication of the results that would have been achieved had the Merger been consummated as of the dates indicated or that may be achieved in the future. The unaudited pro forma condensed combined financial statements are based upon the historical consolidated financial statements of each of SunPower and SP Systems and should be read in conjunction with:

•	the accompanying notes to these unaudited pro forma condensed combined financial statements;

•

the separate historical financial statements of SunPower as of and for the three months ended April 1, 2007 included in SunPower’s quarterly report on Form 10-Q for the three months ended April 1, 2007, which have been filed with the SEC;

•

the separate historical financial statements of SunPower as of December 31, 2006 and January 1, 2006 and for the years ended December 31, 2006, January 1, 2006 and January 2, 2005 included in SunPower’s annual report on Form 10-K for the year ended December 31, 2006, which have been filed with the SEC; and

•

the separate historical financial statements of SP Systems as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004, which have been filed as an exhibit to this current report on Form 8-K/A.

All intercompany balances and profits or losses from intercompany transactions between SunPower and SP Systems have been eliminated in these pro forma condensed combined financial statements. These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of each of SunPower and SP Systems on file with the SEC or being filed herewith.

PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Year Ended December 31, 2006
	Historical	Historical	Pro Forma		Pro Forma
	SunPower	SP Systems	Adjustments	Notes	Combined
Revenue:	$236,510	$243,470	$(37,865)	(a)	$442,115

Costs and expenses:
Cost of revenue	186,042	207,602	(27,862)	(b)
			4,626	(c)
			22,256	(d)	392,664
Research and development	9,684	636			10,320
Sales, general and administrative	21,677	26,322	(709)	(e)
			3,789	(d)
			32,146	(c)
			(257)	(f)	82,968
Total costs and expenses	217,403	234,560			485,952
Operating income (loss)	19,107	8,910			(43,837)
Interest income	10,086	—	(10,086)	(g)	—
Interest expense	(1,809)	(1,055)			(2,864)
Other income, net	1,077	429			1,506
Income (loss) before income taxes	28,461	8,284			(45,195)
Income tax provision (benefit)	1,945	2,112	(4,433)	(i)	(376)
Net income (loss)	$26,516	$6,172			$(44,819)
Net income (loss) per share:
Basic	$0.40				$(0.65)
Diluted	$0.37				$(0.65)
Weighted-average shares:
Basic	65,864		2,961	(h)	68,825
Diluted	71,087				68,825

Shares used to compute pro forma combined basic and diluted net loss per share is the sum of the number of historical SunPower shares outstanding plus the number of SunPower shares issued or to be issued in exchange for outstanding SP Systems (formally known as PowerLight) shares in the Merger. The number of SunPower shares issued in exchange for the outstanding SP Systems shares was 5,708,723. Dilutive potential common shares outstanding such as restricted stock of 1,145,643 and options to purchase 1,601,839 shares of class A common stock have been excluded as it has an antidilutive effect on earnings per share.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Historical SunPower Three Months Ended April 1, 2007	Historical SP Systems Period From January 1, 2007 to January 9, 2007	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue:	$142,347	$2,314			$144,661

Costs and expenses:
Cost of revenue	109,922	2,812	231	(c)
			618	(d)	113,583
Research and development	2,936	62	33	(c)	3,031
Sales, general and administrative	22,371	1,358	105	(d)
			798	(c)	24,632
Purchased in-process research and development	9,575		(9,575)	(k)	—
Total costs and expenses	144,804	4,232			141,246
Operating income (loss)	(2,457)	(1,918)			3,415
Interest income	1,984	—	(323)	(g)	1,661
Interest expense	(1,119)	—			(1,119)
Other income, net	274	1,331			1,605
Income (loss) before income taxes	(1,318)	(587)			5,562
Income tax provision (benefit)	(2,558)	(587)			(3,145)
Net income	$1,240	$—			$8,707
Net income per share:
Basic	$0.02				$0.12
Diluted	$0.02				$0.11
Weighted-average shares:
Basic	73,732		329	(j)	74,061
Diluted	79,126				79,455

Shares used to compute pro forma combined basic and diluted net loss per share is the sum of the number of historical SunPower shares outstanding plus the number of SunPower shares issued or to be issued in exchange for outstanding SP Systems (formally known as PowerLight) shares in the Merger. The number of SunPower shares issued in exchange for the outstanding SP Systems shares was 5,708,723. Dilutive potential common shares outstanding such as restricted stock of 1,145,643 and options to purchase 1,601,839 shares of class A common stock have been excluded as it has an antidilutive effect on earnings per share.

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Notes To Unaudited Pro Forma Condensed Combined Financial Statements

1. Basis of Presentation

On January 10, 2007 (“the Effective Date”), the Company completed its merger transaction (the “Merger”) involving PowerLight. The results of PowerLight have been included in the consolidated results of the Company from January 10, 2007. As a result of the Merger, all of the outstanding shares of PowerLight, and a portion of each vested option to purchase shares of PowerLight, were cancelled, and all of the outstanding options to purchase shares of PowerLight (other than the portion of each vested option that was cancelled) were assumed by the Company in exchange for aggregate consideration of (i) approximately $120.7 million in cash plus (ii) a total of 5,708,723 shares of the Company’s class A common stock, inclusive of (a) 1,601,839 shares of the Company’s class A common stock which may be issued upon the exercise of assumed vested and unvested PowerLight stock options, which options vest on the same schedule as the assumed PowerLight stock options, and (b) 1,145,643 shares of the Company’s class A common stock issued to employees of the PowerLight business in connection with the Merger which, along with 530,238 of the shares issuable upon exercise of assumed PowerLight stock options, are subject to certain transfer restrictions and a repurchase option by the Company, both of which lapse over a two-year period under the terms of certain equity restriction agreements. The Company under the terms of the Merger agreement also issued an additional 204,623 shares of restricted class A common stock to certain employees of the PowerLight business, which shares are subject to certain transfer restrictions which will lapse over 4 years. On June 13, 2007, the Company changed the entity name from PowerLight to SP Systems in an effort to eliminate confusion concerning the Company’s name and to capitalize on the recognition and reputation for quality under the SunPower name.

The total consideration related to the acquisition is as follows:

(In thousands)	Shares	Fair Value
Purchase consideration:
Cash	—	$120,694
Common stock	2,961	111,266
Stock options assumed that are fully vested	618	21,280
Direct transaction costs	—	2,958
Total purchase consideration	3,579	256,198
Future stock compensation:
Restricted stock	1,146	43,046
Stock options assumed that are unvested	984	35,126
Total future stock compensation	2,130	78,172
Total purchase consideration and future stock compensation	5,709	$334,370

Purchase Price Allocation

Under the purchase method of accounting, the total purchase price as shown in the table above was allocated to SP Systems’ net tangible and intangible assets based on their estimated fair values as of the Effective Date. The purchase price has been allocated based on management’s best estimates. The fair value of the Company’s common stock issued was determined based on the average closing prices for a range of 5 trading days around the announcement date (November 15, 2006) of the transaction. The fair value of stock options assumed was estimated using the Black-Scholes model with the following assumptions: volatility of 90%, expected life ranging from 2.7 years to 6.3 years, and risk-free interest rate of 4.6%.

The allocation of the purchase price and the estimated useful lives associated with certain assets is as follows:

(In thousands)	Amount	Estimated Useful Life
Net tangible assets	$13,925	n.a.
Patents and purchased technology	29,448	4 years
Tradenames	15,535	5 years
Backlog	11,787	1 year
Customer relationships	22,730	6 years
In-process research and development	9,575	n.a.
Unearned stock compensation	78,172	n.a.
Deferred tax liability	(21,964)	n.a.
Goodwill	175,162	n.a.

Total purchase consideration and future stock compensation	$334,370

Net tangible assets acquired consisted of the following:

(In thousands)	Amount
Cash and cash equivalents	$22,049
Restricted cash	4,711
Accounts receivable, net	40,080
Costs and estimated earnings in excess of billings	9,136
Inventories	28,146
Deferred project costs	24,932
Prepaid expenses and other assets	23,740
Total assets acquired	152,794
Accounts payable	(60,707)
Billings in excess of costs and estimated earnings	(35,887)
Other accrued expenses and liabilities	(42,275)
Total liabilities assumed	(138,869)
Net assets acquired	$13,925

Acquired identifiable intangible assets. The fair value attributed to purchased technology and patents was determined using the relief from royalty method, which calculated the present value of the royalty savings by applying a royalty rate of 2.5% and a discount rate of 25% to the appropriate revenue streams. The fair value of purchased technology and patents is being amortized over 4 years on a straight-line basis.

The fair value of tradenames was determined using the royalty savings approach method, using a royalty rate of 1% and a discount rate of 25%. The fair value of tradenames is being amortized over 5 years on a straight-line basis.

The fair value attributed to customer relationships was determined using the multi-period excess earnings method with a discount rate of 18%. The fair value of customer relationships is being amortized over 6 years on a straight-line basis.

The fair value attributed to order backlog was determined using the multi-period excess earnings method with a discount rate of 16%. The fair value of order backlog is being amortized over 1 year on a straight-line basis.

In-process research and development. SP Systems’ in-process research and development primarily represents partially developed roof integrated system and fixed-tilt system designs that have not yet reached technological feasibility and have no alternative future uses.

Goodwill. Approximately $175.2 million has been allocated to goodwill within the systems segment, which represents the excess of the purchase price over the fair value of the underlying net tangible and intangible assets of SP Systems. SP Systems designs, assembles, markets and sells solar electric power system technology that integrates solar cells and solar panels from SunPower and other suppliers to convert sunlight to electricity compatible with the utility network. The acquisition will enable SunPower to extend its leadership and participation in more diversified applications and markets, develop the next generation of solar products and solutions that will accelerate solar system cost reductions to compete with retail electric rates without incentives, and simplify and improve customer experience. These factors primarily contributed to a purchase price that resulted in goodwill. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that management determines that the value of goodwill has become impaired, the Company will incur an accounting charge for the amount of the impairment during the fiscal quarter in which the determination is made. Goodwill that resulted from the acquisition of SP Systems is not deductible for tax purposes.

2. Impairment of Acquisition-Related Intangibles

In connection with the Merger, the Company recorded all of the acquired tangible and intangible assets and liabilities of PowerLight at their fair values on the acquisition date of January 10, 2007.  One of the separately valued intangible assets acquired was the PowerLight brand and tradename, which was valued at $15.5 million and ascribed a useful life of six years.  The determination of the fair value and useful life of the PowerLight brand and tradename was based on the Company’s strategy of continuing to market its systems products and services under the PowerLight brand.  In June 2007, the Company formally changed its branding strategy and consolidated all of its product and service offerings under the SunPower brand moniker and eliminated the use of the PowerLight brand and tradenames.   To reinforce the new branding strategy, the Company formally changed the name of its PowerLight subsidiary to SunPower Corporation, Systems (“SP Systems”).  Based on the Company’s change in branding strategy, during the three-month period ended July 1, 2007, the PowerLight tradename asset with a net book value of $14.1 million was entirely written off as an impairment of acquisition-related intangible assets.

3. Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the purchase price, to reflect amounts related to PowerLight’s net tangible and intangible assets at an amount equal to the estimate of their fair values, to reflect the amortization expense related to the estimated amortizable intangible assets and stock-based compensation, to reflect changes in depreciation and amortization expense resulting from the estimated fair value adjustments to net tangible assets and to reflect the income tax effect related to the pro forma adjustments. All intercompany balances and profits or losses from intercompany transactions between SunPower and PowerLight have been eliminated in these pro forma condensed combined financial statements. The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had SunPower and PowerLight filed consolidated income tax returns during the periods presented.

The unaudited pro forma condensed combined financial statements do not include liabilities that may result from integration activities which are not presently estimable. Management is in the process of making these assessments, and estimates of these costs are not currently known. However, liabilities ultimately may be recorded for severance costs for PowerLight employees, costs of vacating some facilities of PowerLight, or other costs associated with exiting activities of PowerLight that would affect the pro forma financial statements. Any such liabilities would be recorded as an adjustment to the purchase price and an increase in goodwill.

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a)          To eliminate intercompany revenue on sales from SunPower to PowerLight;

(b)         To eliminate intercompany cost of revenue on sales from SunPower to PowerLight;

(c)          To record stock-based compensation expense related to unvested stock options and restricted stock held by PowerLight employees which were assumed or exchanged, respectively, and shares issued under the bonus plan by SunPower in the Merger;

(d)         To record amortization of the PowerLight intangible assets acquired in the Merger;

(e)          To eliminate PowerLight’s historical amortization of stock-based compensation;

(f)            To eliminate PowerLight’s historical amortization expense on intangible assets;

(g)         To reflect a reduction of interest income as a result of the cash used in the Merger. The Company used available cash to fund the Merger;

(h)         Number of SunPower shares used for calculating the basic and diluted net income (loss) per share that were issued in connection with the Merger;

(i)             To reflect the increase in the income tax benefit or provision had the acquisition occurred the beginning of the fiscal period;

(j)             To reflect the increase in weighted average shares had the acquisition occurred at the beginning of the fiscal period; and

(k)          To reverse the actual purchased in-process research and development charge that was expensed in the first quarter of 2007 due to its non recurring nature. At the date of acquisition the technological feasibility associated with the in-process research and development projects had not been established and no alternative future use existed.